Exhibit 24.1

[DIVX LETTERHEAD]

AUTHORIZATION LETTER

March 15, 2007

Securities and Exchange Commission

100 F Streetn NE

Washington, D.C. 20549

Attn: Filing Desk

To Whom It May Concern:

By means of this letter, I authorize R. Jordan Greenhall, David J. Richter and Johnny Y. Chen, and each of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of DivX, Inc., a Delaware corporation (the “Company”). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed it myself.

This authorization shall remain in effect until revoked in wiring by me.

Yours truly,

/s/ John A. Tanner
John Tanner

cc: DivX, Inc.